Exhibit 99.1

Liberty Global to Present at the UBS 45th Annual Global Media and Communications Conference

Denver, Colorado - November 29, 2017:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) will be presenting at the UBS 45th Annual Global Media and Communications Conference on Wednesday, December 6, 2017 at 12:00 p.m. EST at the Grand Hyatt New York in New York City. Liberty Global CEO Mike Fries will be presenting. Liberty Global may make observations concerning its historical operating performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the investor relations section of our website for approximately 30 days.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our over 24 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 10 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region connecting over 40 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 8462 5151	Julia Hart	+31 20 778 3345
John Rea	+1 303 220 4238

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